UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRUSTCO BANK CORP NY
(Exact Name of Company as Specified in Its Charter)
New York	14-1630287
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

5 Sarnowski Drive, Glenville, New York	12302
(Address of Principal Executive Offices)	(Zip Code)

TRUSTCO BANK CORP NY 2010 DIRECTORS EQUITY INCENTIVE PLAN
(Full Title of the Plan)

ROBERT T. CUSHING
Executive Vice President and Chief Financial Officer
TrustCo Bank Corp NY
5 Sarnowski Drive
Glenville, New York 12302
(518) 377-3311

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Leonard J. Essig, Esq.
Lewis, Rice & Fingersh, L.C.
600 Washington Avenue, Suite 2500
St. Louis, Missouri  63101
(314) 444-7600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☒Accelerated filer
☐ Non-accelerated filer	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock	500,000	$4.88	$2,441,250.00	$283.43

(1) The securities registered hereunder consists of 500,000 shares of common stock, par value $1.00 per share (the “Common Stock”), of TrustCo Bank Corp NY, a New York corporation (the “Company”), available to be granted under or issuable pursuant to the TrustCo Bank Corp NY 2010 Directors’ Equity Incentive Plan (the “Plan”). Pursuant to the terms of the Plan, the Common Stock may be issued as a result of awards and/or exercise of stock options, stock appreciation rights or restricted stock. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of common stock that may be offered or issued in the event of a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock, or other similar event.
(2) Pursuant to Rule 457(h) represents the average of the high and low reported prices for the Company’s common stock as reported on the NASDAQ National Market System on July 25, 2011, such date being a date within five business days prior to the date of filing of this Registration Statement.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

Information contained in the following documents of TrustCo Bank Corp NY (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) is incorporated herein by reference:

(a)           The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b)           The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, as filed with the Commission pursuant to Section 13(a) of the Exchange Act;

(c)           The Company’s current reports on Form 8-K filed July 21, 2011, July 15, 2011, July 6, 2011, June 30, 2011, June 15, 2011, June 8, 2011, May 23, 2011, May 19, 2011, May 18, 2011, May 17, 2011, April 19, 2011, February 15, 2011, January 21, 2011, and January 18, 2011;

(d)           All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2010; and

(e)           The description of the Company’s common stock contained in the Company’s Registration Statement on Form S-4 under the Securities Act of 1933, Registration No. 33-40379, effective date May 8, 1991, and an update of that description contained in the Company’s Current Report on Form 8-K filed on July 9, 1991; and including any amendment or report filed for purposes of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities

This item is inapplicable since the securities to be offered are registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel

The legality of the issue of the shares of the Company’s common stock offered hereunder has been passed upon for the Company by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri.

Item 6.  Indemnification Of Directors And Officers

Sections 721-725 of the New York Business Corporation Law provide for or permit the indemnification of directors and officers of the Company under certain circumstances. Generally, a corporation may indemnify a director or officer of the corporation against any judgments, fines, amounts paid in settlement and reasonable expenses, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal actions, had no reasonable cause to believe that his or her conduct was unlawful.

Article XI of the Company’s Amended and Restated Certificate of Incorporation provides that to the fullest extent elimination or limitation of director liability is permitted by the New York Business Corporation Law, no directors of the Company shall be liable to the Company or its shareholders for any breach of duty in such capacity.

The Company’s bylaws contain detailed and comprehensive procedures to address the circumstances under which an officer or director of the Company may seek indemnification and under which the board or other persons, including the Company’s shareholders, may authorize indemnification payments. A copy of the Company’s bylaws was included as an exhibit to the Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 16, 2008. Pursuant to Employment Agreements between the Company and certain of its executive officers, the Company shall indemnify such executives for acts or decisions made by such executives in good faith while performing services for the Company, and the Company shall use its best efforts to obtain insurance coverage relating thereto. Finally, under a policy of directors’ and officers’ insurance with total annual limits of $55,000,000, the directors and officers of the Company are insured, subject to the limits, exceptions and other terms and conditions of such policy, against liability for claims made against them for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty while acting in their individual or collective capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and therefore is unenforceable.

Item 7.  Exemption from Registration Claimed

This item is inapplicable.

Item 8.  Exhibits

The following exhibits are submitted herewith or incorporated by reference herein.

Exhibit Number	Exhibit

4.1	TrustCo Bank Corp NY 2010 Directors Equity Incentive Plan (incorporated by reference herein from Exhibit 10(B) to the Current Report on Form 8-K filed by TrustCo Bank Corp NY on December 22, 2010.

5.1	Opinion of Lewis, Rice & Fingersh, L.C.

15.1	Crowe Horwath LLP Letter regarding Unaudited Interim Financial Information.

23.1	Consent of Crowe Horwath LLP.

23.2	Consent of Lewis, Rice & Fingersh, L.C. (included as part of Exhibit 5.1).

24.1	Powers of Attorney.

Item 9.  Undertakings

(a)           The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase and decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glenville, State of New York, on July 28, 2011.

TRUSTCO BANK CORP NY

By	/s/ Robert J. McCormick
Robert J. McCormick
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities shown and on July 28, 2011.

Name	Title/Position

/s/ Robert J. McCormick	President and Chief Executive Officer (Principal Executive
Robert J. McCormick	Officer)

/s/ Robert T. Cushing	Executive Vice President and Chief Financial Officer (Principal Financial and
Robert T. Cushing	Accounting Officer)

*	Director
Dennis A. DeGennaro

*	Director
Joseph A. Lucarelli

*	Director
Thomas O. Maggs

*	Director
Anthony J. Marinello, M.D., PhD

*	Director
Robert A. McCormick

*	Director
William D. Powers

*
William D. Powers

* By:	/s/ Robert T. Cushing
Attorney-in-Fact

TRUSTCO BANK CORP NY
FORM S-8 REGISTRATION STATEMENT

Exhibit Index
Exhibit Number	Exhibit

4.1	TrustCo Bank Corp NY 2010 Directors Equity Incentive Plan (incorporated by reference herein from Exhibit 10(B) to the Current Report on Form 8-K filed by TrustCo Bank Corp NY on December 22, 2010).

5.1	Opinion of Lewis, Rice & Fingersh, L.C.

15.1	Crowe Horwath LLP Letter regarding Unaudited Interim Financial Information.

23.1	Consent of Crowe Horwath LLP.

23.2	Consent of Lewis, Rice & Fingersh, L.C. (included as part of Exhibit 5.1).

24.1	Powers of Attorney.